Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT CONTRACT

This Amended and Restated Executive Employment Contract (“Restated Agreement”), which shall amend and restate in its entirety the Executive Employment Contract by and between PMC Commercial Trust, a Texas Real Estate Investment Trust (the “Company”), and Barry N. Berlin (“Executive”) made effective as of December 11, 2012 (the “Agreement”), is made and entered into by the Company and Executive as of August 30, 2013. This Restated Agreement shall become effective as of the closing of the merger transaction associated with that certain Agreement and Plan of Merger dated as of July 7, 2013, as made and entered into by and among CIM Urban REIT, LLC, a Delaware limited liability company, CIM Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of CIM, Company, and Southfork Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Trust (the “Effective Date”).

WHEREAS, Section 20 of the Agreement provides that the Agreement may be amended or modified only with the written consent of the Executive and the Company.

WHEREAS, the Board of Trust Managers of the Company has determined, and the undersigned parties hereto agree, that it is in the best interest of the Company and its stockholders to amend and restate the Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Employment. The Company shall employ Executive as its Executive Vice President of Finance and Accounting, Treasurer and Assistant Secretary with such powers and duties as may be specified by the Company’s Board of Trust Managers (the “Board”).

2. Compensation. For all services rendered by the Executive under this Restated Agreement, the Executive shall be paid a minimum annual base salary at the annual rate of $350,000 (the “Minimum Rate”). The Minimum Rate may be increased by the Board at its discretion. The annual base salary is payable pursuant to the normal payroll practices of the Company. The Board may consider bonus compensation for the Executive if the performance of the Company and the Executive justifies such bonus compensation.

3. Authorized Expenses. The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company. The Company will reimburse the Executive for all such reasonable expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures. The Executive shall be entitled to such additional and other fringe benefits as the Board shall from time to time authorize, including but not limited to: (a) health insurance coverage for the Executive, his wife and dependent children; and (b) a monthly automotive allowance of $550, which the Executive is to use to obtain an automobile to be available for company needs. All operating expenses such as maintenance, insurance and fuel (excluding fuel for company travel) will be the responsibility and expense of the Executive.

4. Extent of Services. The Executive shall devote a substantial portion of business time, attention and energies to the business of the Company, and shall not, during the Executive’s employment with the Company, engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any person or entity without advance written approval of the Board. This provision is not meant to prevent him from (a) devoting reasonable time to civic or philanthropic activities or (b) investing his assets in such form or manner providing that it does not require any substantial services on the part of the Executive that will interfere with the Executive’s employment pursuant to this Restated Agreement. Executive’s employment is considered as full-time.

5. Working Facilities. The Executive shall be furnished with such facilities and services suitable to his position and adequate for the performance of his duties.

6. Duties. The Executive is employed in an executive and supervisory capacity and shall perform such duties consistent herewith as the Board of the Company shall from time to time specify. The precise services of the Executive may be extended or curtailed, from time to time, at the discretion of the Board of the Company.

7. Disclosure of Information. The Executive recognizes and acknowledges that the Company’s operating procedures or service techniques are valuable, special and unique assets of the Company’s business. The Executive will not, during or after the term of his employment, disclose the list of the Company’s customer base or service techniques to any person, firm, Company, association or other entity for any reason or purpose whatsoever. In the event of breach or threatened breach by the Executive of the provisions of this paragraph, the Company shall be entitled to an injunction restraining any such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

8. Vacations. The Executive shall be entitled each year to a vacation in accordance with the vacation contract addendum attached hereto.

9. Disability. If the Executive is unable to perform his services by reason of illness or total incapacity, based on standards similar to those utilized by the U.S. Social Security Administration, he shall receive his full salary for one (1) year of said total incapacity through coordination of benefits with any existing disability insurance program provided by the Company (a reduction in salary by that amount paid by any Company provided insurance). Should said Executive be totally incapacitated beyond a one-year period, so that he is not able to devote full time to his employment with said Company, then the Executive’s employment and this Restated Agreement shall terminate.

10. Death During Employment. If the Executive dies during the Executive’s employment with the Company and has not attained the age of seventy years, the Company and/or any third party insurance provided by the Company, through a coordination of benefits, shall pay the estate of the Executive a death benefit equal to two times the Executive’s annual salary. In the event the Executive receives death benefits payable under any group life insurance policy issued to the Company, the Company’s liability under this clause will be reduced by the amount of the death benefit paid under such policy. The Company shall pay any remaining death benefits to the estate of the Executive over the course of twelve (12) months in the same manner and under the same terms as the Executive would have been paid if he had still been working for the Company. No later than one (1) month from the date of death, the estate of the Executive will also be paid any accumulated vacation pay. Such payments pursuant to this paragraph shall constitute the full compensation of said Executive and he and his estate shall have no further claim for compensation by reason of his employment by the Company.

11. Successors and Assigns. The acts and obligations of the Company under this Restated Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

12. At-Will Employment. The Executive’s employment with the Company shall be at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) and/or advance notice, by either the Executive or the Company subject to the provisions regarding termination set forth below. No representative of the Company, other than the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board. Nothing in this Restated Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

13. Termination Without Cause or Voluntary Resignation on or Before December 31, 2015. If on or before December 31, 2015, (a) the Executive voluntarily resigns the Executive’s employment with the Company or (b) the Company terminates the Executive’s employment without Cause, the Executive shall be entitled to receive a severance payment in an amount equal to 2.99 times the average of the Executive’s last three years’ annual compensation calculated as of the termination date, based on the calculation methodology (or definition) in the 2013 proxy statement, however, the amount of any annual equity awards included in the computation would be capped at $25,000 per annum (the “Enhanced Severance Payment”). For the avoidance of doubt, and only as an example, if Executive either voluntarily resigns or is terminated without Cause in accordance with this section on June 15, 2015, then the three annual periods for which the ‘last three years’ annual compensation’ would be measured would be equal to (i) June 1, 2012 to May 31, 2013, (ii) June 1, 2013 to May 31, 2014, and (iii) June 1, 2014 to May 31, 2015. The Enhanced Severance Payment will be less applicable state and federal taxes and withholdings and will be paid out in a lump sum on the 60th day following the Executive’s termination date. In order to receive the Enhanced Severance Payment, the Executive must execute a full mutual general release in a form that shall be substantively similar to the form attached hereto as Exhibit A, in which Company and Executive shall release all claims, known or unknown, that each may have against the other, arising out of or any way related to the Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date (“General Release”). This Enhanced Severance Payment shall be in lieu of any other severance or termination pay (including any payments upon death or disability) to which the Executive may be eligible to receive.

14. Termination Without Cause on or After January 1, 2016. To the extent the Company terminates the Executive’s employment without Cause, on or after January 1, 2016, the Executive shall be entitled to receive a severance payment in an amount equal to the Executive’s annual base salary then in effect (the “Standard Severance Payment”). The Standard Severance Payment will be less applicable state and federal taxes and withholdings and will be paid out in a lump sum on the 60th day following the Executive’s termination date. In order to receive the Standard Severance Payment, the Executive must execute a General Release. This Standard Severance Payment shall be in lieu of any other severance or termination pay (including any payments upon death or disability) to which the Executive may be eligible to receive.

15. Termination for Cause by Company. Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as (a) the Executive’s intentional, unapproved material misuse of corporate funds, (b) the Executive’s professional incompetence (i.e. the intentional refusal to perform or the inability to perform the duties associated with the Executive’s position with the Company in a competent manner, which is not cured within 15 days following written notice to Executive), or (c) acts or omissions constituting gross negligence or willful misconduct with respect to Executive’s obligations or otherwise relating to the business of Company. In the event the Executive’s employment is terminated in accordance with this Section 15, the Executive shall be entitled to receive only the Executive’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination. All other Company obligations to the Executive pursuant to this Restated Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the severance payments described in Sections 13 or 14.

16. Resignation by the Executive on or After January 1, 2016. In the event the Executive resigns his employment with the Company on or after January 1, 2016, the Executive shall be entitled to receive only the Executive’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination. All other Company obligations to the Executive pursuant to this Restated Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the severance payments described in Sections 13 or 14.

17. Equity Incentive. To the extent the Executive is employed by the Company in good standing on January 1, 2016 and the Executive is not entitled to any Disability, Death or severance payments under this Restated Agreement, the Executive shall receive a grant of 225,000 “Restricted Share Awards,” as defined in the PMC Commercial Trust 2005 Equity Incentive Plan or its successors (the “Plan”), which number of Restricted Share Awards shall be adjusted downward to reflect an amount net of withholding taxes which the Company shall pay. (For example, if the withholding tax on 225,000 shares was an amount equal to the value of 50,000 shares, the Company would provide the Executive with only 175,000 shares and use the cash value of the other 50,000 shares to pay the government the taxes due.) The Restricted Share Awards shall vest immediately upon grant and shall otherwise be governed by the Plan.

18. Application of Section 409A of the Code.

a.	General. To the extent applicable, it is intended that this Restated Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Restated Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Restated Agreement.

b.	Restrictions on Specified Executives. If the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Restated Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable hereunder in connection with the Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months and one day thereafter (or if earlier, the date of the Executive’s death). The Compensation Committee of the Board shall determine whether the Executive is a “specified employee” based on the procedures adopted by the Company in writing, which procedures shall comply with the applicable limitations under Section 409A of the Code, and the rules prescribed in Treasury Regulation §1.409A-1(i).

c.	Separation from Service. Amounts payable hereunder upon the Executive’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall not be paid prior to the Executive’s “separation from service” within the meaning of Section 409A of the Code.

d.	Installments. For purposes of Section 409A of the Code, any right to a series of installment payments under this Restated Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Code.

e.	Reimbursements. All reimbursements and in-kind benefits provided under this Restated Agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code, shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during an extended period of time following termination of employment; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

f.	References to Section 409A. References in this Restated Agreement to Section 409A of the Code include both that section of the Code itself and any guidance promulgated thereunder.

g.	Application of Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Restated Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

19. Indemnification. The Company hereby agrees to indemnify and hold the Executive harmless from any loss for any Company undertaking, whereby a claim, allegation or cause of action shall be made against the Executive in the performance of his contractual duties except for willful illegal misconduct. Said indemnification shall include but not be limited to reasonable cost incurred in defending the Executive in his faithful performance of contractual duties.

20. Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21. Severability. In the event any provision of this Restated Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

22. Entire Agreement. This Restated Agreement may only be changed by a written agreement signed by both parties. This Restated Agreement embodies the whole agreement between the parties hereto in respect of the subject matter contained herein and there are no inducements, promises, terms, conditions or obligations made or entered into by the Company or the Executive other than contained herein. This Restated Agreement supersedes and replaces that certain Executive Employment Contract dated December 11, 2012 between the Company and the Executive.

23. Governing Law. This Restated Agreement shall be governed in all respects by the internal laws of the State of Texas, without reference to principles of choice of law.

IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement effective as of the Effective Date.

PMC COMMERCIAL TRUST

By:	/s/ Nathan G. Cohen
Name	Nathan G. Cohen
Title:	Trust Manager

Address: 17950 Preston Road, Suite 600 Dallas, TX 75252

BARRY N. BERLIN

/s/ Barry N. Berlin
(Signature)

Address: 17950 Preston Road, Suite 600 Dallas, TX 75252

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL MUTUAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Mutual Release of All Claims (“Separation Agreement”) is made by and between PMC Commercial Trust (“Company”) and Barry N. Berlin (“Employee”) with respect to the following facts:

A. Employee’s employment with Company will terminate effective [insert date] (“Separation Date”). The Company wishes to reach an amicable separation with Employee and assist in Employee’s transition to other employment in exchange for entering into this Separation Agreement.

B. The parties desire to settle all claims and issues that have, or could have been raised in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. [Severance Payment or Enhanced Severance Payment (as applicable)]. In exchange for the promises set forth herein, Company agrees to provide Employee with a severance of             Dollars ($            ), less all appropriate federal and state income and employment taxes (“[Severance Payment or Enhanced Severance Payment as applicable]”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this (“[Severance Payment or Enhanced Severance Payment as applicable] constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement. The (“[Severance Payment or Enhanced Severance Payment as applicable] will be paid out within ten (10) days following the Effective Date of this Separation Agreement described below in paragraph 9.2.

2. General Mutual Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2 Company unconditionally, irrevocably and absolutely releases and discharges Employee from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, all claims for attorneys’ fees, costs and expenses

2.3 Employee and Company expressly waives their respective rights to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or Company or on behalf of Employee or Company, related in any way to the matters released herein.

2.4 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement. In addition, this general release does not waive Employee’s claims for vested benefits under Company’s employee benefit plans, including ERISA claims.

2.5 The parties acknowledge that each may discover facts or law different from, or in addition to, the facts or law that each party knows or believes to be true with respect to the claims released in this Separation Agreement and agree, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.6 The parties declare and represent that they each intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and each party intends the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties and Employee, to the fullest extent permitted by law.

3. Representation Concerning Filing of Legal Actions. The parties each represent that, as of the date of this Separation Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other in any court or with any governmental agency, related to the matters released in this Separation Agreement.

4. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. In exchange for the promises in this paragraph, Company agrees to instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Employee.

5. Return of Company Property. Employee understands and agrees that as a condition of receiving the (“[Severance Payment or Enhanced Severance Payment as applicable], all Company property must be returned to Company. By signing this Separation Agreement, Employee represents that Employee has returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control. Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

6. Confidentiality. Employee agrees to keep the terms of this Separation Agreement confidential, except that Employee may confidentially disclose the fact and terms of this Separation Agreement to Employee’s immediate family and attorney or accountant, if any, as needed for legal or tax advice, but in no event may Employee discuss this Separation Agreement or its terms with any current, former or prospective employee of Company.

6.1 Nothing in this Separation Agreement shall prohibit either party from making truthful statements in any legal proceedings or as otherwise required by law.

6.2 Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of the Amended and Restated Executive Employment Contract.

7. Affirmation. Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

8. No Admissions. By entering into this Separation Agreement, Employee, Company and the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.

9.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

9.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by [insert name and title of appropriate representative], on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The (“[Severance Payment or Enhanced Severance Payment as applicable] shall become due and payable in accordance with paragraph 1 above and its subparts, after the Effective Date of this Separation Agreement.

9.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

10. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee or Company in breach hereof.

12. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Texas.

13. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Amended and Restated Executive Employment Contract, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated:
Barry N. Berlin

PMC Commercial Trust

Dated:	By:
[insert name and title of authorized representative]

Contract Addendum

Executive shall be entitled to the following vacation benefits:

Years of Company Service	Number of Weeks
0 – 5	3
Excess of 5 but less than 10	4
Excess of 10	5

If, at the end of the employment year, the executive has vacation time remaining, he will be paid for such time. Payment shall be limited to no greater than the salary that would have been paid for half the number of days available for that year.

Vacation time cannot be carried over from one year to another.

Scheduling of vacation days requires the prior approval of the President.